UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

THE LUBRIZOL CORPORATION
(Name of registrant as specified in its charter)

N/A
(Name of person(s) filing proxy statement, if other than the registrant)

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Reference is made to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by The Lubrizol Corporation (the “Company”) on May 5, 2011. In connection with the proposed transaction with Berkshire Hathaway Inc., as described in the Definitive Proxy Statement, the Company distributed an FAQ to employees beginning May 9, 2011, which is attached as Annex A.

Annex A

Berkshire Hathaway Merger

The Lubrizol Corporation Employee Q&A

5.9.11 Posting

A new installment of questions and answers regarding the upcoming merger with Berkshire Hathaway is now available. Since the volume of employee submitted questions has decreased, new Q&A postings will be less frequent. Employees are encouraged however to continue to submit their merger related questions.

General/Deal Specific

1.	Can you please tell me when the special meeting of shareholders will be held to vote on the merger?

As announced in our definitive proxy filing on Thursday, May 5, 2011, a special meeting of shareholders of The Lubrizol Corporation will be held on Thursday, June 9, 2011 at 8:00 a.m. EDT at the InterContinental Hotel, 9801 Carnegie Avenue, Cleveland, OH 44106. At this meeting, shareholders will be asked to vote to adopt the Agreement and Plan of Merger among Berkshire Hathaway Inc., Ohio Merger Sub, Inc. (a wholly owned subsidiary of Berkshire Hathaway Inc.) and The Lubrizol Corporation. It is not necessary for shareholders to attend the meeting to vote their shares. Shareholders can vote in advance of the meeting on the Internet, by telephone or by mail by following the instructions included in the proxy statement that shareholders will soon receive.

2.	How does the controversial resignation of David Sokol relate to Lubrizol and the pending completion of the transaction?

The resignation of David Sokol is unrelated to the merger agreement negotiated between Berkshire Hathaway and Lubrizol. Berkshire Hathaway’s interest in Lubrizol remains a testament to the hard work of all Lubrizol employees and an affirmation of Lubrizol’s continued success. It is unfortunate that the David Sokol matter has occasionally overshadowed this basic fact. For the benefit of Berkshire Hathaway shareholders, subsidiaries and other stakeholders, we appreciate that Berkshire Hathaway’s audit committee performed an investigation into the matter and shared its findings publicly. While generating ongoing media commentary, we do not think that Mr. Sokol’s actions or this investigation will impact the completion or timing of the merger.

3.	Will the company pay its regularly scheduled dividend in the third quarter?

In the company’s quarterly report filed on May 6, 2011, the company stated that the board will consider at its regularly scheduled June 2011 meeting whether to declare a quarterly dividend to shareholders of record at the close of business on August 10. This declaration may depend upon the timing of the expected close of the pending merger with Berkshire Hathaway. We currently expect the merger to close in the third quarter.

Benefits/Profit Sharing and 401(k) Specific

4.	Upon the completion of the merger, will there be any changes to the current 401(k) administrator? If no changes to the administrator, is there a possibility of getting a brokerage option to allow employees more options for investing? And finally, once the merger is complete is there a chance the company match will increase to dollar for dollar?

The Profit Sharing/401(k) Savings Plan remains in place with Lubrizol continuing to match 50% of employee individual contributions up to 6% and ING as the plan’s record keeper. Currently, there are no plans to make design changes (such as increased company match), investment option changes (such as adding a brokerage window) or a change in plan record keeper.

Berkshire Hathaway Merger

The Lubrizol Corporation Employee Q&A

5.9.11 Posting

Benefits/Pension Specific

5.	The funding target attainment percentage for the Lubrizol Corporation pension plan fell to 86.42% in 2010 from 97.74% in 2009. Will funding for the employee pension plan increase closer to full attainment percentage (100%) before the pending sale to Berkshire Hathaway is complete?

No. Our pension plans currently meet or exceed the required minimum funding levels as prescribed by government regulations. The increase in funding target attainment percentage in 2009 was primarily due to temporary government funding relief issued in September 2009, which we adopted based on our actuary’s recommendations. Without this funding relief in 2010, the plan’s funded status fell to approximately 86%. For 2011, the funding target attainment percentage is expected to remain at a minimum of 80%, which allows Lubrizol to avoid any lump sum payment restrictions.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to Lubrizol’s operations and business environment that are difficult to predict and may be beyond the control of Lubrizol. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of Lubrizol and cause results to differ from the forward-looking statements in this release include, but are not limited to, Lubrizol’s ability to manage margins in an environment of volatile raw material costs; conditions affecting Lubrizol’s customers, suppliers and the industries that it serves; competitors’ responses to Lubrizol’s products; changes in accounting, tax or regulatory practices or requirements; other factors that are set forth in management’s discussion and analysis of Lubrizol’s most recently filed reports with the Securities and Exchange Commission; and uncertainties associated with the proposed acquisition of Lubrizol by Berkshire Hathaway, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. The forward-looking statements contained herein represent Lubrizol’s judgment as of the date of this communication and Lubrizol cautions readers not to place undue reliance on such statements. Lubrizol assumes no obligations to update the forward-looking statements contained in this release.